Rule 424(b)(3)
                                                     Registration No. 333-40964

                          WINSTAR COMMUNICATIONS, INC.

                  SUPPLEMENT TO PROSPECTUS DATED AUGUST 8, 2000


         This supplement to the prospectus, dated August 8, 2000, of Winstar Communications, Inc. provides information with respect to the amount of notes to be issued upon exchange of our 14-1/4% Senior Subordinated Deferred Interest Notes Due 2007.

         During the Exchange Offer, as described in the prospectus, that expired on October 13, 2000, $2,100,000 aggregate principal amount of Deferred Interest Notes were tendered in exchange for a combination of our 12-3/4% Senior Exchange Notes Due 2010 and 14-3/4% Senior Discount Exchange Notes Due 2010. Due to a misprint contained in the prospectus relating to the amount of notes to be issued upon exchange of the Deferred Interest Notes, we rejected all tenders made by the holders of the Deferred Interest Notes. We have reopened the Exchange Offer for the holders of Deferred Interest Notes to tender their notes for a period expiring at 5:00 p.m. New York City time on November 10, 2000. Holders of Deferred Interest Notes who tender their notes will receive, for each $1,000 principal amount of Deferred Interest Notes, $629.05 principal amount of 2010 Senior Exchange Notes and $1,710.95 principal amount at maturity of Senior Discount Exchange Notes.

                 The date of this supplement is October 30, 2000